UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 21, 2020

Qualys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35662	77-0534145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

919 East Hillsdale Boulevard

Foster City, California 94404

(Address of principal executive offices, including zip code)

(650) 801-6100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	QLYS	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officer

On May 21, 2020, Melissa Fisher, Chief Financial Officer of Qualys, Inc. (“Qualys” or the “Company”), notified the Company of her intent to resign, effective as of May 29, 2020, to pursue another opportunity.

Appointment of Officer

On May 26, 2020, the Company announced the appointment of Joo Mi Kim as Chief Financial Officer of the Company, effective June 29, 2020. A copy of the press release related to this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Ms. Kim, age 39, rejoins Qualys from Impact, a partnership automation technology company, where she has served as Chief Financial Officer since September 2019. Ms. Kim previously served as Chief Financial Officer of Aera Technology, an enterprise cognitive technology company, from June 2018 to July 2019, and as Vice President, FP&A, Investor Relations and Operations at Qualys from June 2016 to June 2018. From July 2015 to June 2016, Ms. Kim was Senior Director of Finance at Zynga, a social gaming company. From 2014 to 2015, she was Director of Finance at Anaplan, a planning and performance management platform provider, and from 2012 to 2014, she was Vice President, Finance and Corporate Operations at mLab. Earlier in her career, Ms. Kim was an associate at Foros, an investment bank, from 2009 to 2012, and at J.P. Morgan from 2008 to 2009. Ms. Kim began her career as an economic consultant at Ernst & Young from 2003 to 2006. Ms. Kim holds a B.A. in Economics from the University of Chicago and an M.B.A. from the Wharton School of the University of Pennsylvania.

Ms. Kim and the Company entered into an offer letter dated May 21, 2020 (the “Offer Letter”), which provides for (i) an annual base salary of $330,000; (ii) eligibility to participate in the Company’s corporate bonus plan, with an initial performance-based target of up to 50% of annual base salary; (iii) a sign-on bonus of $20,000 (to be repaid upon voluntary termination within one year of hire date); (iv) an award of restricted stock units (“RSUs”) having a value of approximately $4,000,000, based on the average of the closing trading prices of Qualys common stock for the 30 days ending one week before the date of grant, subject to the terms of the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) and related restricted stock unit agreement (the “RSU Agreement”); and (v) eligibility to participate in the Company’s standard benefit plans and arrangements. The RSUs will vest quarterly over an approximately 4-year period, subject to continued service through each vesting date. The Offer Letter provides that if, within 12 months following a “change in control” (as defined in the 2012 Plan), Ms. Kim’s employment is terminated by Qualys other than for “cause” (as will be defined in the RSU Agreement), death, or disability, or she resigns for “good reason” (as will be defined in the RSU Agreement), then, in each case, 100% of the then-unvested shares subject to the RSUs will accelerate. In addition, if Ms. Kim’s employment is terminated by Qualys without cause, she will be entitled to severance equal to four (4) months of her base salary, subject to her entering into a severance agreement with and a general release of claims in favor of Qualys.

The foregoing summary of Ms. Kim’s compensation is qualified in its entirety by reference to the text of her Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

There were no arrangements or understandings between Ms. Kim and any other persons pursuant to which she was selected as the Company’s Chief Financial Officer. There are no family relationships between Ms. Kim and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Ms. Kim that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Ms. Kim will enter into the Company’s standard form of indemnification agreement, a copy of which was previously filed on August 10, 2012 as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 No. 333-182027.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer letter between Qualys, Inc. and Joo Mi Kim, dated May 21, 2020

99.1	Press release issued by Qualys, Inc. dated May 26, 2020

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALYS, INC.

By:	/s/ Philippe F. Courtot
Philippe F. Courtot Chairman and Chief Executive Officer

Date: May 26, 2020